UNITED STATES
SECURITIES AND EXCHANGE COMMISION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2010

AMERICAN GOLDFIELDS INC.
(Exact name of registrant as specified in its charter)

Nevada	000-49996	71-0867612
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3481 E Sunset Road, Suite 100
Las Vegas, NV 89120
(Address of principal executive offices)

1-702-315-0468
(Registrant’s telephone number, including area code)

__________________
 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management
Item 5.02 Election of Directors

On November 30, 2010 Mr. Richard Kern resigned as Chief Executive Officer, President, Treasurer, Secretary and Director of American Goldfields Inc. (the “Company”) and Mr. David Gladwell resigned as Director of the Company.  The Company is not aware of any disagreements between Mr. Kern, or Mr. Gladwell and any other officer or director of the Company.

We are providing Mr. Kern and Mr. Gladwell with a copy of this current report concurrent with this filing.  Should any subsequent communications with either party regarding their decision to resign reveal any disagreement between Mr. Kern, or Mr. Gladwell and the Company, the Board or any executive officer of the Company regarding our operations, policies or practices, we will amend this report accordingly to disclose any such disagreement.

On November 30, 2010, Mr. Richard Kehmeier, a current member of the Board of Directors since August 2009, was appointed Chief Executive Officer, President, Treasurer and Secretary of the Company.   Set forth below is a brief description of the background and business experience of Mr. Richard Kehmeier over the past ten years.

Richard Kehmeier is an AIPG Certified Professional Geologist with forty years of international experience in all phases of resource development for the mining industry.  Mr. Kehmeier is currently a Principal Geologist for Pincock, Allen & Holt, an international mining consulting firm with offices in Lakewood, Colorado.  During the previous ten years he has been owner and principal of Kehmeier Geological Consulting except from December 2008 to July 2010 when he was Senior Geologist for Vector Engineering.  During his career he has held such positions as Vice President of Exploration at Gold Reserve Corp and Atlas Corporation and has worked for companies such as Union Carbide, and Anaconda.  He is responsible for the discovery of nearly 15 million ounces of gold in his career.  Mr. Kehmeier graduated from the Colorado School of Mines with a Bachelor of Science in Geological Engineering and a Master of Science in Geology.   Mr Kehmeier is currently a director of Tuffnel Ltd., a Nevada company and Nevada Sunrise Gold Corporation, a Canadian company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Goldfields Inc.
(Registrant)

By: /s/ Richard kehmeier
Richard Kehmeier, President and Director

Date:  December 6, 2010